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                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Post-Effective Amendment No. 33 to Registration Statement No. 33-27489, Post-Effective Amendment No. 9 to Registration Statement No. 333-01999, and Post-Effective Amendment no. 78 to Registration Statement No. 333-36941 on Form N-1A (collectively, the "Registration Statements") of our reports dated December 15, 1999, appearing in the Annual Reports of WM Group of Funds for the periods ended October 31, 1999, and to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants and Financial Statements" in the Statements of Additional Information, which are parts of such Registration Statements.



DELOITTE & TOUCHE LLP
San Francisco, California
February 28, 2000